EXHIBIT 99.1
AAM Reports Fourth Quarter and Full Year 2019 Financial Results

DETROIT, February 14, 2020 -- American Axle & Manufacturing Holdings, Inc. (AAM), (NYSE: AXL) today reported its financial results for the fourth quarter and full year 2019. AAM also provided its full year 2020 financial outlook and 2020-2022 new business backlog.
Fourth Quarter 2019 Results

•	Sales of $1.43 billion

•	Net loss attributable to AAM of $454.4 million, or (31.8)% of sales, which includes the impact of a pre-tax goodwill impairment of $440.0 million

•	Adjusted EBITDA of $193.5 million, or 13.5% of sales

•	Diluted loss per share of $4.04; Adjusted earnings per share of $0.13

•	Net cash provided by operating activities of $181.0 million; Adjusted free cash flow of $116.5 million

•	AAM's fourth quarter financial results were unfavorably impacted by a work stoppage at our largest customer (GM work stoppage)
Full Year 2019 Results

•	Sales of $6.53 billion

•	Net loss attributable to AAM of $484.5 million, or (7.4)% of sales, which includes the impact of pre-tax impairment charges of $665.0 million

•	Adjusted EBITDA of $970.3 million, or 14.9% of sales

•	Diluted loss per share of $4.31; Adjusted earnings per share of $1.62

•	Net cash provided by operating activities of $559.6 million; Adjusted free cash flow of $207.8 million

•	AAM's full year financial results were unfavorably impacted by the GM work stoppage

“AAM delivered solid operating and cash flow performance in 2019, as we adjusted our operations for lower global production volumes and the GM work stoppage,” said AAM’s Chairman and Chief Executive Officer, David C. Dauch. “In 2020, we are focused on further free cash flow generation and debt reduction while continuing to invest in advanced propulsion technologies to drive future profitable growth for AAM.”
AAM's sales in the fourth quarter of 2019 were $1.43 billion as compared to $1.69 billion in the fourth quarter of 2018. AAM's sales for full year 2019 were $6.53 billion as compared to $7.27 billion for full year 2018. AAM estimates that our sales for the fourth quarter and full year 2019 were unfavorably impacted by the GM work stoppage by approximately $186 million and $243 million, respectively.
AAM's net loss in the fourth quarter of 2019 was $454.4 million, or $4.04 per share, as compared to a net loss of $361.8 million, or $3.24 per share in the fourth quarter of 2018. AAM's net loss for full year 2019 was $484.5 million, or $4.31 per share, as compared to a net loss of $57.5 million, or $0.51 per share, for full year 2018.
AAM defines Adjusted earnings per share to be diluted earnings per share excluding the impact of restructuring and acquisition-related costs, debt refinancing and redemption costs, (gain) loss on sale of business, impairment charges, pension settlements and non-recurring items, including the tax effect thereon. Adjusted earnings per share in the fourth quarter of 2019 were $0.13 compared to $0.45 in the fourth quarter of 2018. Adjusted earnings per share for full year 2019 were $1.62 compared to $3.28 for full year 2018.
AAM estimates that our net loss in the fourth quarter of 2019 was unfavorably impacted by the GM work stoppage by approximately $52 million, or $0.47 per share. AAM estimates that our net loss for full year 2019 was unfavorably impacted by the GM work stoppage by approximately $66 million, or $0.59 per share.

AAM defines EBITDA to be earnings before interest expense, income taxes, depreciation and amortization. Adjusted EBITDA is defined as EBITDA excluding the impact of restructuring and acquisition-related costs, debt refinancing and redemption costs, (gain) loss on sale of business, impairment charges, pension settlements and non-recurring items. In the fourth quarter of 2019, Adjusted EBITDA was $193.5 million, or 13.5% of sales, as compared to $244.0 million, or 14.4% of sales, in the fourth quarter of 2018. For full year 2019, AAM's Adjusted EBITDA was $970.3 million, or 14.9% of sales, as compared to $1,183.9 million, or 16.3% of sales, in 2018. AAM estimates that our Adjusted EBITDA in the fourth quarter and full year 2019 was unfavorably impacted by the GM work stoppage by approximately $66 million and $84 million, respectively.
AAM's net cash provided by operating activities for the fourth quarter of 2019 was $181.0 million as compared to $258.3 million for the fourth quarter of 2018. AAM's net cash provided by operating activities for full year 2019 was $559.6 million as compared to $771.5 million for full year 2018.
AAM defines free cash flow to be net cash provided by operating activities less capital expenditures net of proceeds from the sale of property, plant and equipment. Adjusted free cash flow is defined as free cash flow excluding the impact of cash payments for restructuring and acquisition-related costs. AAM's Adjusted free cash flow for the fourth quarter of 2019 was $116.5 million as compared to $142.4 million for the fourth quarter of 2018. AAM's Adjusted free cash flow for full year 2019 was $207.8 million as compared to $322.3 million for full year 2018.

AAM Redeems $100 million of its 6.625% Senior Notes
On February 5, 2020, AAM redeemed $100 million of its 6.625% senior notes due 2022, plus accrued and unpaid interest.

AAM's 2020 Financial Outlook
AAM's full year 2020 financial targets are as follows:

•	AAM is targeting sales in the range of $5.8 - $6.0 billion, which includes lower metal market passthroughs to customers at current market rates.

•	AAM is targeting Adjusted EBITDA margin of approximately 16% of sales

•	AAM is targeting Adjusted free cash flow of approximately $300 million. This target assumes capital spending of approximately 5.5% of sales.

These targets are based on the following industry production assumptions for 2020:

•	North American light vehicle production of 16.3 to 16.5 million units

•	European light vehicle production down 1% to 3% compared to 2019

•	China light vehicle production down 3% to 5% compared to 2019

AAM's 2020-2022 New Business Backlog
AAM’s gross new and incremental business backlog launching from 2020 - 2022 is estimated at approximately $750 million in future annual sales. AAM expects the launch cadence of the three-year backlog to be approximately $400 million in 2020, $200 million in 2021 and $150 million in 2022. AAM's updated backlog estimate contemplates the sale of the U.S. iron casting operations completed in December 2019.

Fourth Quarter 2019 Conference Call Information
A conference call to review AAM's fourth quarter and full year 2019 results is scheduled today at 10:00 a.m. ET. Interested participants may listen to the live conference call by logging onto AAM's investor web site at http://investor.aam.com or calling (877) 883-0383 from the United States or (412) 902-6506 from outside the United States with access code 8417761. A replay will be available one hour after the call is complete until February 21, 2020 by dialing (877) 344-7529 from the United States or (412) 317-0088 from outside the United States. When prompted, callers should enter replay access code 10138226.

Non-GAAP Financial Information
In addition to the results reported in accordance with accounting principles generally accepted in the United States of America (GAAP) included within this press release, AAM has provided certain information, which includes non-GAAP financial measures such as Adjusted EBITDA, Adjusted earnings per share and Adjusted free cash flow. Such information is reconciled to its closest GAAP measure in accordance with Securities and Exchange Commission rules and is included in the attached supplemental data.

Certain of the forward-looking financial measures included in this earnings release are provided on a non-GAAP basis. A reconciliation of non-GAAP forward-looking financial measures to the most directly comparable forward-looking financial measures calculated and presented in accordance with GAAP has been provided. The amounts in these reconciliations are based on our current estimates and actual results may differ materially from these forward-looking estimates for many reasons, including potential event driven transactional and other non-core operating items and their related effects in any future period, the magnitude of which may be significant.

Management believes that these non-GAAP financial measures are useful to management, investors, and banking institutions in their analysis of the Company's business and operating performance. Management also uses this information for operational planning and decision-making purposes.

Non-GAAP financial measures are not and should not be considered a substitute for any GAAP measure. Additionally, non-GAAP financial measures as presented by AAM may not be comparable to similarly titled measures reported by other companies.

Company Description
AAM (NYSE: AXL) delivers POWER that moves the world. As a leading global tier 1 automotive supplier, AAM designs, engineers and manufactures driveline and metal forming technologies that are making the next generation of vehicles smarter, lighter, safer and more efficient. Headquartered in Detroit, AAM has over 20,000 associates operating at nearly 80 facilities in 17 countries to support our customers on global and regional platforms with a focus on quality, operational excellence and technology leadership.  To learn more, visit aam.com.

Forward-Looking Statements
In this earnings release, we make statements concerning our expectations, beliefs, plans, objectives, goals, strategies, and future events or performance. Such statements are “forward-looking” statements within the meaning of the Private Securities Litigation Reform Act of 1995 and relate to trends and events that may affect our future financial position and operating results. The terms such as “will,” “may,” “could,” “would,” “plan,” “believe,” “expect,” “anticipate,” “intend,” “project,” "target," and similar words or expressions, as well as statements in future tense, are intended to identify forward-looking statements. Forward-looking statements should not be read as a guarantee of future performance or results, and will not necessarily be accurate indications of the times at, or by, which such performance or results will be achieved. Forward-looking statements are based on information available at the time those statements are made and/or management’s good faith belief as of that time with respect to future events and are subject to risks and may differ materially from those expressed in or suggested by the forward-looking statements. Important factors that could cause such differences include, but are not limited to: reduced purchases of our products by General Motors Company (GM), FCA US LLC (FCA), or other customers; our ability to respond to changes in technology, increased competition or pricing pressures; our ability to develop and produce new products that reflect market demand; lower-than-anticipated market acceptance of new or existing products; our ability to attract new customers and programs for new products; reduced demand for our customers' products (particularly light trucks and sport utility vehicles (SUVs) produced by GM and FCA); risks inherent in our global operations (including tariffs and the potential consequences thereof to us, our suppliers, and our customers and their suppliers, adverse changes in trade agreements, such as NAFTA or USMCA, immigration policies, political stability, taxes and other law changes, currency rate fluctuations, and potential disruptions of production and supply, including those as a result of public health crises, such as pandemic or epidemic illness, or otherwise); a significant disruption in operations at one or more of our key manufacturing facilities; negative or unexpected tax consequences; risks related to a failure of our information technology systems and networks, and risks associated with current and emerging technology threats and damage from computer viruses, unauthorized access, cyber attack and other similar disruptions; global economic conditions; an impairment of our goodwill, other intangible assets, or long-lived assets if our business or market conditions indicate that the carrying values of those assets exceed their fair values; liabilities arising from warranty claims, product recall or field actions, product liability and legal proceedings to which we are or may become a party, or the impact of product recall or field actions on our customers; our ability or our customers' and suppliers' ability to successfully launch new product programs on a timely basis; our ability to maintain satisfactory labor relations and avoid work stoppages; our suppliers', our customers' and their suppliers' ability to maintain satisfactory labor relations and avoid work stoppages; supply shortages or price increases in raw material and/or freight, utilities or other operating supplies for us or our customers as a result of natural disasters or otherwise; our ability to achieve the level of cost reductions required to sustain global cost competitiveness; our ability to realize the expected revenues from our new and incremental business backlog; price volatility in, or reduced availability of, fuel; our ability to protect our intellectual property and successfully defend against assertions made against us; availability of financing for working capital, capital expenditures, research and development (R&D) or other general corporate purposes including acquisitions, as well as our ability to comply with financial covenants; our customers' and suppliers' availability of financing for working capital, capital expenditures, R&D or other general corporate purposes; risks of noncompliance with environmental laws and regulations or risks of environmental issues that could result in unforeseen costs at our facilities or reputational damage; adverse changes in laws, government regulations or market conditions affecting our products or our customers' products; our ability or our customers' and suppliers' ability to comply with regulatory requirements and the potential costs of such compliance; changes in liabilities arising from pension and other postretirement benefit obligations; our ability to attract and retain key associates; and other unanticipated events and conditions that may hinder our ability to compete. It is not possible to foresee or identify all such factors and we make no commitment to update any forward-looking statement or to disclose any facts, events or circumstances after the date hereof that may affect the accuracy of any forward-looking statement.

# # #
For more information:
Investor Contact
Jason P. Parsons
Director, Investor Relations
(313) 758-2404
jason.parsons@aam.com

Media Contact
Christopher M. Son
Vice President, Marketing & Communications
(313) 758-4814
chris.son@aam.com

Or visit the AAM website at www.aam.com.

AMERICAN AXLE & MANUFACTURING HOLDINGS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(Unaudited)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2019	2018	2019	2018
	(in millions, except per share data)

Net sales	$1,430.0	$1,694.1	$6,530.9	$7,270.4

Cost of goods sold	1,246.6	1,468.8	5,628.3	6,130.0

Gross profit	183.4	225.3	902.6	1,140.4

Selling, general and administrative expenses	90.0	97.1	364.7	385.7

Amortization of intangible assets	21.8	24.9	95.4	99.4

Impairment charges	440.0	485.5	665.0	485.5

Restructuring and acquisition-related costs	21.8	12.1	57.8	78.9

(Gain) loss on sale of business	21.3	—	21.3	(15.5)

Operating income (loss)	(411.5)	(394.3)	(301.6)	106.4

Interest expense	(53.4)	(53.8)	(217.3)	(216.3)

Interest income	2.4	0.4	5.8	2.0

Other income (expense)
Debt refinancing and redemption costs	(0.9)	(4.8)	(8.4)	(19.4)
Gain on bargain purchase of business	10.8	—	10.8	—
Pension settlement charge	(9.8)	—	(9.8)	—
Gain on settlement of capital lease	—	—	—	15.6
Other, net	(3.5)	2.4	(12.5)	(2.2)

Income (loss) before income taxes	(465.9)	(450.1)	(533.0)	(113.9)

Income tax expense (benefit)	(11.5)	(88.5)	(48.9)	(57.1)

Net income (loss)	(454.4)	(361.6)	(484.1)	(56.8)

Net income attributable to noncontrolling interests	—	(0.2)	(0.4)	(0.7)

Net income (loss) attributable to AAM	$(454.4)	$(361.8)	$(484.5)	$(57.5)

Diluted earnings (loss) per share	$(4.04)	(3.24)	$(4.31)	(0.51)

AMERICAN AXLE & MANUFACTURING HOLDINGS, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)

	December 31, 2019	December 31, 2018
	(in millions)
ASSETS
Current assets
Cash and cash equivalents	$532.0	$476.4
Accounts receivable, net	815.4	966.5
Inventories, net	373.6	459.7
Prepaid expenses and other	136.8	127.2
Total current assets	1,857.8	2,029.8

Property, plant and equipment, net	2,358.4	2,514.4
Deferred income taxes	64.1	45.5
Goodwill	699.1	1,141.8
Other intangible assets, net	864.5	1,111.1
GM postretirement cost sharing asset	223.3	219.4
Other assets and deferred charges	577.4	448.7
Total assets	$6,644.6	$7,510.7

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities
Current portion of long-term debt	$28.7	$121.6
Accounts payable	623.5	840.2
Accrued compensation and benefits	154.4	179.0
Deferred revenue	18.9	44.3
Accrued expenses and other	200.9	171.7
Total current liabilities	1,026.4	1,356.8

Long-term debt	3,612.3	3,686.8
Deferred revenue	83.7	77.6
Deferred income taxes	19.6	92.6
Postretirement benefits and other long-term liabilities	922.2	810.6
Total liabilities	5,664.2	6,024.4

Total AAM stockholders' equity	977.6	1,483.9
Noncontrolling interests in subsidiaries	2.8	2.4
Total stockholders' equity	980.4	1,486.3
Total liabilities and stockholders' equity	$6,644.6	$7,510.7

AMERICAN AXLE & MANUFACTURING HOLDINGS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2019	2018	2019	2018
	(in millions)
Operating Activities
Net income (loss)	$(454.4)	$(361.6)	$(484.1)	$(56.8)
Adjustments to reconcile net income (loss) to net cash provided by operating activities
Depreciation and amortization	125.4	137.9	536.9	528.8
Impairment charges	442.9	515.5	667.9	515.5
Other	67.1	(33.5)	(161.1)	(216.0)
Net cash provided by operating activities	181.0	258.3	559.6	771.5

Investing activities
Purchases of property, plant and equipment	(98.0)	(132.9)	(433.3)	(524.7)
Proceeds from sale of property, plant and equipment	3.0	1.7	5.0	4.9
Acquisition of business, net of cash acquired	(9.4)	—	(9.4)	(1.3)
Proceeds from sale of business, net	141.2	—	141.2	47.1
Other	(7.9)	(3.7)	(10.1)	(4.2)
Net cash used in investing activities	28.9	(134.9)	(306.6)	(478.2)

Financing activities
Net debt activity	(59.9)	(84.9)	(192.5)	(178.5)
Other	—	(0.1)	(7.5)	(6.0)
Net cash used in financing activities	(59.9)	(85.0)	(200.0)	(184.5)

Effect of exchange rate changes on cash	4.4	(1.4)	0.1	(6.7)

Net increase in cash, cash equivalents and restricted cash	154.4	37.0	53.1	102.1

Cash, cash equivalents and restricted cash at beginning of year	377.6	441.9	478.9	376.8

Cash, cash equivalents and restricted cash at end of year	$532.0	$478.9	$532.0	$478.9

AMERICAN AXLE & MANUFACTURING HOLDINGS, INC.
SUPPLEMENTAL DATA
(Unaudited)
The supplemental data presented below is a reconciliation of certain financial measures which is intended to facilitate analysis of American Axle & Manufacturing Holdings, Inc. business and operating performance.
Earnings before interest expense, income taxes and depreciation and amortization (EBITDA) and Adjusted EBITDA(a)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2019	2018	2019	2018
	(in millions)

Net income (loss)	$(454.4)	$(361.6)	$(484.1)	$(56.8)
Interest expense	53.4	53.8	217.3	216.3
Income tax expense (benefit)	(11.5)	(88.5)	(48.9)	(57.1)
Depreciation and amortization	125.4	137.9	536.9	528.8
EBITDA	(287.1)	(258.4)	221.2	631.2
Restructuring and acquisition-related costs	21.8	12.1	57.8	78.9
Debt refinancing and redemption costs	0.9	4.8	8.4	19.4
Impairment charges	440.0	485.5	665.0	485.5
Pension settlement	9.8	—	9.8	—
(Gain) loss on sale of business	21.3	—	21.3	(15.5)
Non-recurring items:
Gain on bargain purchase of business	(10.8)	—	(10.8)	—
Gain on settlement of capital lease	—	—	—	(15.6)
Other	(2.4)	—	(2.4)	—
Adjusted EBITDA	$193.5	$244.0	$970.3	$1,183.9
Adjusted earnings per share(b)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2019	2018	2019	2018
Diluted earnings (loss) per share	$(4.04)	(3.24)	$(4.31)	(0.51)
Restructuring and acquisition-related costs	0.19	0.11	0.51	0.71
Debt refinancing and redemption costs	0.01	0.04	0.07	0.17
(Gain) loss on sale of business	0.19	—	0.19	(0.14)
Impairment charges	3.91	4.35	5.92	4.35
Pension settlement	0.09	—	0.09	—
Non-recurring items:
Gain on bargain purchase of business	(0.10)	—	(0.10)	—
Gain on settlement of capital lease	—	—	—	(0.14)
Tax Cuts and Jobs Act Transition Tax adjustment	—	—	(0.08)	—
Adjustments to liability for unrecognized tax benefits	—	—	—	(0.18)
Other	(0.02)	—	(0.02)	—
Tax effect of adjustments	(0.10)	(0.79)	(0.60)	(0.85)
Adjustment for anti-dilutive effect	—	(0.02)	(0.05)	(0.13)
Adjusted earnings per share	$0.13	$0.45	$1.62	$3.28

Adjusted earnings per share are based on weighted average diluted shares outstanding of 116.2 million for the three months ended on December 31, 2019 and 2018, and 116.1 million and 115.8 million for the twelve months ended on December 31, 2019 and 2018, respectively.

AMERICAN AXLE & MANUFACTURING HOLDINGS, INC.
SUPPLEMENTAL DATA
(Unaudited)
The supplemental data presented below is a reconciliation of certain financial measures which is intended to facilitate analysis of American Axle & Manufacturing Holdings, Inc. business and operating performance.

Free cash flow and Adjusted free cash flow(c)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2019	2018	2019	2018
	(in millions)
Net cash provided by operating activities	$181.0	$258.3	$559.6	$771.5
Capital expenditures net of proceeds from the sale of property, plant and equipment	(95.0)	(131.2)	(428.3)	(519.8)
Free cash flow	86.0	127.1	131.3	251.7
Cash payments for restructuring and acquisition-related costs	30.5	15.3	76.5	70.6
Adjusted free cash flow	$116.5	$142.4	$207.8	$322.3

Segment Financial Information

In the first quarter of 2019, we reorganized our business to disaggregate our former Powertrain segment, with a portion moving to our Driveline segment and a portion moving to our Metal Forming segment.

Additionally, in the fourth quarter of 2019 we completed the sale of our U.S. iron casting operations. This sale did not include the entities that conduct AAM's casting operations in El Carmen, Mexico, which are now included in our Driveline segment.

As a result, our business is now organized into Driveline and Metal Forming. The Powertrain Sales and Segment Adjusted EBITDA amounts previously reported for the three and twelve months ended on December 31, 2018 have been reclassified to Driveline and Metal Forming in the tables below. The Casting segment is now comprised entirely of the U.S. casting operations that were sold. The amounts previously reported in our Casting segment for the retained operations in El Carmen, Mexico have been reclassified to our Driveline Segment for the periods presented.

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2019	2018	2019	2018
	(in millions)
Segment Sales
Driveline	$1,015.6	$1,172.4	$4,550.2	$5,001.2
Metal Forming	401.2	464.3	1,845.2	2,046.0
Casting	127.5	184.3	669.2	780.6
Total Sales	1,544.3	1,821.0	7,064.6	7,827.8
Intersegment Sales	(114.3)	(126.9)	(533.7)	(557.4)
Net External Sales	$1,430.0	$1,694.1	$6,530.9	$7,270.4

Segment Adjusted EBITDA(a)
Driveline	$124.9	$163.8	$610.8	$754.5
Metal Forming	66.2	73.8	316.5	376.5
Casting	2.4	6.4	43.0	52.9
Total Segment Adjusted EBITDA	$193.5	$244.0	$970.3	$1,183.9

Full Year 2020 Outlook

	Adjusted EBITDA
	Low End	High End
	(in millions)
Net income	$140	$165
Interest expense	205	205
Income tax expense	35	40
Depreciation and amortization	515	515
Full year 2020 targeted EBITDA	895	925
Restructuring and acquisition-related costs	35	35
Full year 2020 targeted Adjusted EBITDA	$930	$960

Adjusted Free Cash Flow

(in millions)
Net cash provided by operating activities	$590
Capital expenditures net of proceeds from the sale of property, plant and equipment	(325)
Full year 2020 targeted Free Cash Flow	265
Cash payments for restructuring and acquisition-related costs	35
Full year 2020 targeted Adjusted Free Cash Flow	$300

___________

(a)
We define EBITDA to be earnings before interest expense, income taxes, depreciation and amortization. Adjusted EBITDA is defined as EBITDA excluding the impact of restructuring and acquisition-related costs, debt refinancing and redemption costs, (gain) loss on sale of a business, impairment charges, pension settlements and non-recurring items. We believe that EBITDA and Adjusted EBITDA are meaningful measures of performance as they are commonly utilized by management and investors to analyze operating performance and entity valuation. Our management, the investment community and the banking institutions routinely use EBITDA and Adjusted EBITDA, together with other measures, to measure our operating performance relative to other Tier 1 automotive suppliers. We also use Segment Adjusted EBITDA as the measure of earnings to assess the performance of each segment and determine the resources to be allocated to the segments. EBITDA and Adjusted EBITDA should not be construed as income from operations, net income or cash flow from operating activities as determined under GAAP. Other companies may calculate EBITDA and Adjusted EBITDA differently.

(b)
We define Adjusted earnings per share to be diluted earnings per share excluding the impact of restructuring and acquisition-related costs, debt refinancing and redemption costs, (gain) loss on sale of a business, impairment charges, pension settlements and non-recurring items, including the tax effect thereon. We believe Adjusted earnings per share is a meaningful measure as it is commonly utilized by management and investors in assessing ongoing financial performance that provides improved comparability between periods through the exclusion of certain items that management believes are not indicative of core operating performance and which may obscure underlying business results and trends. Other companies may calculate Adjusted earnings per share differently.

(c)
We define free cash flow to be net cash provided by operating activities less capital expenditures net of proceeds from the sale of property, plant and equipment. Adjusted free cash flow is defined as free cash flow excluding the impact of cash payments for restructuring and acquisition-related costs. We believe free cash flow and Adjusted free cash flow are meaningful measures as they are commonly utilized by management and investors to assess our ability to generate cash flow from business operations to repay debt and return capital to our stockholders. Free cash flow and Adjusted free cash flow are also key metrics used in our calculation of incentive compensation. Other companies may calculate free cash flow and Adjusted free cash flow differently.